EXHIBIT 24.1

                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diane S. Wold, Lisa R. Lundsten and Julie A. Steinhagen as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Residential Asset Mortgage Products, Inc. ("the Registrant")), to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 to be filed by the Registrant on or about July 8, 2004, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           SIGNATURE                    TITLE                     DATE

/s/Bruce J. Paradis     Director, President and Chief        July 8, 2004
Bruce J. Paradis        Executive Officer (Principal
                        Executive Officer)

/s/Davee L. Olson       Director and Chief Financial         July 8, 2004
Davee L. Olson          Officer (Principal Financial
                        Officer)

/s/Jack R. Katzmark     Controller (Principal Accounting     July 8, 2004
Jack R. Katzmark        Officer)

/s/David C. Walker      Director                             July 8, 2004
David C. Walker